EXHIBIT 99.1

                  EQUITY INNS ANNOUNCES SECOND QUARTER RESULTS

             ************ Second Quarter 2005 Highlights************

-    Adjusted Funds From Operations Increase 26% to $0.34 Per Diluted Share -
- Adjusted Funds From Operations Per Share Exceed Analyst Consensus Estimates By $0.03 -
-    RevPAR Improves a Record 11.5% versus Industry RevPAR Increase of 8.3% -
-    Gross Operating Profit Increases 220 Basis Points to 44.3%-
-    Balance Sheet Strengthens -
-    Company Raises 2005 AFFO Per Share Guidance Range to $1.05 to $1.10 -

GERMANTOWN, Tenn., August 9, 2005 -- Equity Inns, Inc. (NYSE: ENN), a leading hotel real estate investment trust (REIT), today announced its results for the second quarter and six months ended June 30, 2005.

Adjusted Funds From Operations (AFFO) for the second quarter 2005 increased 53% to $18.8 million versus AFFO of $12.3 million for the second quarter 2004. AFFO per share for the second quarter increased 26% to $0.34 versus $0.27 for the second quarter 2004. Net income applicable to common shareholders for the second quarter 2005 was $3.2 million, compared to $2.4 million in the second quarter 2004. Net income per diluted share was $0.06, versus $0.05 in the second quarter 2004. The Company reported income from continuing operations for the second quarter 2005 of $5.1 million, versus income from continuing operations of $4.1 million in the prior year quarter. Net income and income from continuing operations for the second quarter 2005 include charges of $3.7 million primarily related to the impairment of two hotels. Adjusted EBITDA climbed 38% to $29.5 million in the second quarter 2005 versus $21.3 million in the same period last year.

Net income applicable to common shareholders for the six months ended June 30, 2005 was $5.0 million, or $0.09 per diluted share, compared to a net loss applicable to common shareholders of $1.7 million, or ($0.04) per diluted share in the prior year period. The Company reported income from continuing operations for the first half of 2005 of $8.8 million versus income from continuing operations of $2.4 million in the prior year period.

Financial Highlights for the Second Quarter and First Half 2005:

Howard A. Silver, President and Chief Executive Officer, stated, "We are extremely pleased to report another quarter of record results. The 33% increase in room revenue and record RevPAR growth of 11.5% speak to the success of both our internal and external growth strategies, as both same-store and recently acquired hotels produced RevPAR growth in excess of 11% in the second quarter. Furthermore, we continue to outperform the industry. As we predicted, the strategic positioning of our hotel portfolio to maintain occupancy levels during the economic downturn has enabled Equity Inns to increase ADR at a faster rate than the industry during the current recovery - our ADR increased 7.5% in the second quarter compared to 5.3% for the industry, resulting in RevPAR growth that also exceeded the industry. The ADR growth has translated into better bottom-line results as evidenced by our improving gross operating profit margins."

In the second quarter of 2005, the AFFO improvement stems primarily from the $4.8 million net accretive effect of the Company's hotel acquisitions and same-store (91 hotels) hotel net operating income of $2.5 million. The Company produced a record revenue per available room (RevPAR) increase of 11.5%, which was driven by a 7.5% increase in the average daily rate (ADR) to $88.14 and a 280 basis point gain in occupancy to 75.7%. The Company's second quarter 2005 gross operating profit margin (GOP margin) increased 220 basis points to 44.3% from 42.1% in the second quarter of 2004. For the six months ended June 30, 2005, Equity Inns reported a 48% increase in AFFO per diluted share to $0.59, compared to $0.40 in the same period a year ago.

Second quarter 2005 hotel revenue was $86.7 million, an increase of 32% from $65.7 million in the second quarter 2004. The improvement was driven by net incremental revenue of $14.5 million from acquisitions completed in 2004 and 2005 and an increase of $6.5 million from same-store hotel revenue. RevPAR growth was strong throughout the second quarter of 2005 - RevPAR increased 13.7% in April, 10.2% in May and 10.5% in June, as compared to the same periods in the prior year. Moreover, the strength has continued into early third quarter 2005, with preliminary numbers indicating July RevPAR improved 8.0%.

Additional Second Quarter Events:

o During the second quarter, Equity Inns completed the acquisition of six Marriott and Hilton branded hotels in four separate transactions totaling $58 million at an average capitalization rate of approximately 10.2%. The hotels included two Residence Inns in Florida (Sarasota and Fort Myers), three Courtyards in Jacksonville, Florida, Bowling Green, Kentucky and Sarasota, Florida, and a Hampton Inn in Orlando, Florida. These hotels collectively added 581 rooms to the Company's hotel portfolio and have an average age of seven years.

o On June 17, 2005, Equity Inns completed the sale of $50.0 million of trust preferred securities (TPS) in a private placement. The TPS bear a fixed interest rate of 6.93% for five years; thereafter, the securities will bear a floating interest rate of LIBOR plus 2.85%. These securities will be accounted for as unsecured long-term debt and therefore are not dilutive to equity. The net proceeds were used to fund hotel acquisitions and to pay down borrowings under the Company's line of credit.

o On June 20, 2005, the Company obtained a new $125.0 million line of credit from a syndicated group of banks co-led by J.P. Morgan and Calyon New York Branch. The secured facility bears a variable interest rate of LIBOR plus 1.62% to 3.00%, based on the outstanding borrowings and leverage, and matures in June 2008, with a one-year extension at the Company's option. The facility also has an accordian feature that allows the Company, subject to lender approval, to extend the borrowing capacity to $175.0 million. This facility replaced the Company's $110.0 million line of credit that was due to mature in June 2006 and should save the Company at least $500,000 in annual interest expense.

Recent Events:

o On July 1, 2005, Equity Inns completed the purchase of a 127-room Hampton Inn & Suites located in Nashville, Tennessee.

o On August 8, 2005, Equity Inns completed the sale of two exterior corridor Hampton Inns for an aggregate of approximately $5.0 million. The sold properties include Hampton Inns located in Memphis, Tennessee and Louisville, Kentucky. Collectively, the two Hampton Inns have 235 rooms and an average age of approximately 20 years.

Mr. Silver concluded, "Our transaction activity in the second quarter, and for the past eighteen months, demonstrates our ability to execute on our strategy of upgrading our hotel portfolio, while maintaining a strong balance sheet. Since the beginning of 2004, we have purchased over $280 million of newer, premium-branded hotel properties in key growth markets. We are aggressively continuing to acquire hotels that move our portfolio mix toward similar type hotels and divesting properties that no longer fit our strategy. At the same time, we are raising capital opportunistically to fund our acquisition program, with attractive terms that minimize dilution and create long-term shareholder value.

Capital Structure:

At June 30, 2005, Equity Inns had $486.8 million of long-term debt outstanding, which included $52.8 million drawn under its $125.0 million line of credit. The weighted average interest rate of the Company's debt was 6.9% compared to 7.6% a year ago. The weighted average life of the Company's debt was 7.4 years. The total debt represented 40.6% of the historical cost of the Company's hotels. Equity Inns' leverage ratio was 4.6 times, which is near a five-year low for the Company. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to 97.2% of total debt. At June 30, 2005, the Company's outstanding common stock and partnership units were a combined 55.4 million.

Dividend:

The level of Equity Inns' common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. For the second quarter 2005, Equity Inns paid a $0.15 common dividend per share and a $0.546875 preferred dividend per share. The cash available for distribution (CAD) payout ratio was approximately 63% for the trailing twelve-month period ended June 30, 2005.

Third Quarter Guidance:

Based upon expectations for continued improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases, the Company now expects 2005 RevPAR increases will be in the range of 6% to 8%, which is expected to result in an Adjusted EBITDA range of $100.5 million to $103.5 million, AFFO per diluted share range of $1.05 to $1.10 and net income per diluted share range of $0.20 to $0.25. The Company also anticipates 2005 capital expenditures will be approximately $25.0 million.

As a result of these assumptions, management now expects third quarter AFFO between $0.31 and $0.33 per diluted share and net income per diluted share to be in the range of $0.10 to $0.12, with a RevPAR increase between 4% and 7%.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's second quarter 2005 results after the market close on August 9, 2005, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing (800)-289-0572 or for international participants
(913)-981-5543. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at http://www.equityinns.com/ and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website, www.equityinns.com for seven days following the call. A recording of the call will also be available by telephone until midnight, on August 16, 2005 by dialing 888-203-1112 or 719-457-0820 for international participants. The pass code is 6230840.

Certain matters discussed in this press release which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws and involve risks and uncertainties. The words "may," "plan," "project," "anticipate," "believe," "estimate," "expect," "intend," "will," and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2005. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our current Report on Form 8-K filed on March 16, 2005 and our other periodic filings with the United States Securities and Exchange Commission
(SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K for the year ended December 31, 2004 as filed with the SEC.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Gross Operating Profit Margin, (ii) Funds From Operations, (iii) Adjusted Funds From Operations, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD), (vi) CAD Payout Ratio, (vii) Capitalization Rate (viii) Leverage Ratio, and (ix) Hotel Operating Statistics. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

Gross Operating Profit Margin

The Company uses a measure common in the hotel industry to evaluate its operating results. Gross operating profit margin (GOP margin) is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.

Funds from Operations

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (loss) applicable to common shareholders excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effect of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. FFO is also used by management in the annual budget process.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures or similarly titled measures as reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels, prepayment penalties on extinguishment of debt and other non-cash or unusual items. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash or non- recurring items arising from the Company's financing activities, impairment charges on hotels held for sale and other areas. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

Adjusted EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO and AFFO, it is also used by management in the annual budget process.

The Company further adjusts EBITDA to exclude preferred stock dividends, income or losses from discontinued operations, minority interests and losses on impairment of hotels because it believes that including such items in EBITDA is not consistent with reflecting the ongoing operating performance of the remaining assets.

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-cash and non-recurring items described above assists the Company in measuring the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain non-cash amortization and an allowance for recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD Payout Ratio by dividing common dividends per share and unit paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve equity holders' ability to understand the Company's ability to make distributions to its shareholders.

Capitalization Rate

The Company uses a measure common in the hotel industry to discuss its underwriting of acquired or disposed hotel assets. Capitalization rate, for this discussion, is defined as the percentage derived by dividing the net operating income of the hotel asset(s), including a management fee and an allowance for recurring capital expenditures divided by the purchase price paid or received for the hotel asset(s).

Leverage Ratio

The Company uses a measure common in the hotel industry to evaluate its financial leverage. Leverage ratio is defined as the Company's long-term debt divided by EBITDA as defined in the financial covenants of its line of credit.


Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, ADR and average occupancy) are reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

GOP Margin, FFO, AFFO, FFO per Share, AFFO per Share, Adjusted EBITDA, CAD, CAD Payout Ratio, Capitalization Rate, Leverage Ratio and Hotel Operating Statistics presented, may not be comparable to the same or similarly titled measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to other companies. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the Adjusted EBITDA, FFO and AFFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO, AFFO, FFO per share, AFFO per share, Adjusted EBITDA and CAD should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share, AFFO per share and CAD do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company currently owns 116 hotels with 14,062 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

CONTACT: Equity Inns, Inc.
         Howard Silver
         Mitch Collins, 901-754-7774
                    Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203 682-8211

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                               June 30,             December 31,
                                                                                 2005                    2004
                                                                             -----------            ------------
                                                                             (unaudited)
ASSETS
Investment in hotel properties, net                                           $916,756                $852,755
Assets held for sale                                                                 -                   3,849
Cash and cash equivalents                                                       10,154                   6,991
Accounts receivable, net of doubtful accounts
    of $225 and $225, respectively                                               8,218                   7,543
Interest rate swaps                                                                243                       -
Deferred expenses, net                                                          10,818                   8,679
Deposits and other assets, net                                                  19,698                  13,437
                                                                              --------                --------

       Total Assets                                                           $965,887                $893,254
                                                                              ========                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                                $486,770                $439,183
Accounts payable and accrued expenses                                           35,693                  30,366
Distributions payable                                                            9,565                   8,090
Interest rate swaps                                                                  -                     119
Minority interests in Partnership                                                8,800                   9,064
                                                                              --------                --------

       Total Liabilities                                                       540,828                 486,822
                                                                              --------                --------

Commitments and Contingencies

Shareholders' Equity:

Preferred stock (Series B), 8.75%, $.01 par value, 10,000,000
  shares authorized, 3,450,000 shares issued and outstanding                    83,524                  83,524
Common stock, $.01 par value, 100,000,000
  shares authorized, 54,736,775 and 51,872,460
  shares issued and outstanding                                                    547                     519
Additional paid-in capital                                                     572,335                 542,397
Treasury stock, at cost, 747,600 shares                                         (5,173)                 (5,173)
Unearned directors' and officers' compensation                                  (2,727)                 (2,211)
Distributions in excess of net earnings                                       (223,690)               (212,505)
Unrealized gain (loss) on interest rate swaps                                      243                    (119)
                                                                              --------                --------

       Total Shareholders' Equity                                              425,059                 406,432
                                                                              --------                --------

       Total Liabilities and Shareholders' Equity                             $965,887                $893,254
                                                                              ========                ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                                 For the Three Months Ended         For the Six Months Ended
                                                                           June 30,                         June 30,
                                                                ------------------------------      ------------------------
                                                                    2005              2004            2005            2004
                                                                  -------            ------         --------        --------
Revenue:
   Room revenue                                                   $83,137            $62,569        $155,056        $114,061
   Other hotel revenue                                              3,566              3,088           6,687           5,660
   Other revenue                                                      119                109             225             208
                                                                  -------            -------        --------        --------
   Total revenue                                                   86,822             65,766         161,968         119,929

Operating expenses:
   Direct hotel expenses                                           47,476             36,236          88,912          67,625
   Other hotel expenses                                             2,702              2,301           5,132           4,272
   Depreciation                                                    11,747              9,754          23,148          19,157
   Property taxes, rental expense and insurance                     5,385              4,223          10,787           8,659
   General and administrative expenses:
     Non-cash stock-based compensation                                328                164             763             323
     Other general and administrative expenses                      1,792              1,725           3,924           3,693
   Loss on impairment of hotels                                     3,500                  -           3,500               -
                                                                  -------            -------        --------        --------
Total operating expenses                                           72,930             54,403         136,166         103,729
                                                                  -------            -------        --------        --------

Operating income                                                   13,892             11,363          25,802          16,200

Interest expense, net                                               8,721              7,154          16,899          13,894
                                                                  -------            -------        --------        --------

Income (loss) from continuing operations before
   minority interests and income taxes                              5,171              4,209           8,903           2,306
   Minority interests income (expense)                                (70)               (63)           (118)             44
   Deferred income tax benefit (expense)                                -                  -               -               -
                                                                  -------            -------        --------        --------
Income (loss) from continuing operations                            5,101              4,146           8,785           2,350

Discontinued operations:
   Gain (loss) on sale of hotel properties                              -                  -               -            (320)
   Loss on impairment of hotels held for sale                           -                  -               -               -
   Income (loss) from operations of
       discontinued operations                                         (1)               123             (31)             40
                                                                  -------            -------        --------        --------
Income (loss) from discontinued operations                             (1)               123             (31)           (280)
                                                                  -------            -------        --------        --------

Net income (loss)                                                   5,100              4,269           8,754           2,070

Preferred stock dividends                                          (1,887)            (1,887)         (3,773)         (3,773)
                                                                  -------            -------        --------        --------

Net income (loss) applicable to common shareholders               $ 3,213            $ 2,382        $  4,981        $ (1,703)
                                                                  =======            =======        ========        ========

Net income (loss) per share data: Basic and diluted
  income (loss) per share:
    Continuing operations                                         $  0.06            $  0.05        $   0.09        $  (0.03)
    Discontinued operations                                          0.00               0.00            0.00           (0.01)
                                                                  -------            -------        --------        --------

Net income (loss) per common share                                $  0.06            $  0.05        $   0.09        $  (0.04)
                                                                  =======            =======        ========        ========

Weighted average number of common shares
outstanding, basic and diluted                                     53,984             45,105          53,031          43,992
                                                                  =======            =======        ========        ========

         RECONCILIATION OF NET INCOME TO ADJUSTED FUNDS FROM OPERATIONS
                       AND CASH AVAILABLE FOR DISTRIBUTION
                                   (unaudited)

The following is a reconciliation of net income (loss) to FFO and AFFO, both applicable to common shareholders, and cash available for distribution and illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):


                                                            For the Three Months Ended      For the Six Months Ended
                                                                      June 30,                      June 30,
                                                            --------------------------      ------------------------
                                                               2005              2004          2005           2004
                                                             -------           -------       -------        --------

Net income (loss) applicable to common shareholders          $ 3,213           $ 2,382       $ 4,981         $(1,703)

   Add (subtract):
     (Gain) loss on sale of hotel properties                       -                 -             -             320
     Minority interests (income) expense                          70                63           118             (44)
     Depreciation                                             11,747             9,754        23,148          19,157
     Depreciation from discontinued operations                     -                88             -             176
                                                             -------           -------       -------         -------

Funds From Operations (FFO)                                   15,030            12,287        28,247          17,906

Loss on impairment of hotels                                   3,500                 -         3,500               -
Fees incurred on indefinitely postponed
   unsecured offering                                            245                 -           245               -
                                                             -------           -------       -------         -------

Adjusted Funds From Operations (AFFO)                         18,775            12,287        31,992          17,906

Add:
   Amortization of debt issuance costs                           497               433           961             804
   Amortization of deferred expenses and
     stock-based compensation                                    338               203           808             404
   Amortization from discontinued operations                       -                 3             -               6

Capital reserves                                              (3,325)           (2,503)       (6,202)         (4,562)
                                                             -------           -------       -------        --------

Cash Available for Distribution                              $16,285           $10,423       $27,559         $14,558
                                                             =======           =======       =======        ========

Weighted average number of diluted common
   shares and Partnership units outstanding                   55,406            46,269        54,460          45,134
                                                             =======           =======       =======         =======

Funds From Operations per Share and Unit                     $  0.27           $  0.27       $  0.51         $  0.40
                                                             =======           =======       =======         =======

Adjusted Funds From Operations per Share
   and Unit                                                  $  0.34           $  0.27       $  0.59         $  0.40
                                                             =======           =======       =======         =======

Cash Available for Distribution per Share
   and Unit                                                $     0.29          $  0.23       $  0.51         $  0.32
                                                           ==========          =======       =======         =======

                 RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                                   (unaudited)


The following is a reconciliation of net income (loss) applicable to common shareholders to Adjusted EBITDA (in thousands):


                                                             For the Three Months Ended       For the Six Months Ended
                                                                        June 30,                      June 30,
                                                            -----------------------------     ------------------------
                                                               2005              2004            2005          2004
                                                              -------           -------         -------       -------
Net income (loss) applicable to common
   shareholders                                               $ 3,213           $ 2,382         $ 4,981       $(1,703)

Add (subtract):
   Preferred stock dividends                                    1,887             1,887           3,773         3,773
   (Income) loss from discontinued operations                       1              (123)             31           280
   Minority interests (income) expense                             70                63             118           (44)
   Interest expense, net                                        8,721             7,154          16,899        13,894
   Loss on impairment of hotels                                 3,500                 -           3,500             -
   Depreciation                                                11,747             9,754          23,148        19,157
   Amortization of deferred expenses and
     stock-based compensation                                     338               206             808           409
                                                              -------           -------         -------       -------

Adjusted EBITDA                                               $29,477           $21,323         $53,258       $35,766
                                                              =======           =======         =======       =======

                                Equity Inns, Inc.
                                Hotel Performance
                For the Three Months Ended June 30, 2005 and 2004
                               All Comparable (1)


                                                   RevPAR (2)                      Occupancy                           ADR
                                              ---------------------           ---------------------            ---------------------
                               # of                        Variance                        Variance                        Variance
                              Hotels           2005         to 2004            2005        to 2004              2005       to 2004
                              ------          ------       ---------          ------       --------            ------      ---------

Portfolio                       117           $66.72         11.5%             75.7%       2.8 pts.            $88.14         7.5%

Franchise
  AmeriSuites                    18           $55.55          8.0%             70.2%      -0.9 pts.            $79.10         9.4%
  Comfort Inn                     2           $67.89         -0.1%             67.4%      -8.7 pts.           $100.72        12.9%
  Courtyard                      11           $79.13          9.4%             84.1%       3.5 pts.            $94.07         4.9%
  Hampton Inn                    49           $59.67         17.7%             74.0%       6.1 pts.            $80.62         8.0%
  Hampton Inn & Suites            1           $80.07         18.2%             80.3%       3.6 pts.            $99.73        12.9%
  Hilton Garden Inn               2           $80.45         17.7%             76.1%       4.7 pts.           $105.78        10.5%
  Holiday Inn                     4           $47.05          2.0%             67.4%       1.5 pts.            $69.83        -0.2%
  Homewood Suites                 9           $90.52          7.3%             82.7%       1.8 pts.           $109.45         5.0%
  Residence Inn                  20           $80.37          7.3%             80.6%      -1.2 pts.            $99.72         9.0%
  SpringHill Suites               1           $72.77         11.5%             81.3%       1.9 pts.            $89.52         8.9%

Region
  East North Central             14           $63.59         13.5%             71.6%       7.2 pts.            $88.79         2.1%
  East South Central             17           $61.72         11.5%             76.9%       3.6 pts.            $80.22         6.3%
  Middle Atlantic                 6           $76.67          4.2%             74.9%       0.4 pts.           $102.42         3.7%
  Mountain                       10           $63.80         15.8%             76.5%       3.2 pts.            $83.44        11.0%
  New England                     5           $58.60          5.6%             66.2%       0.2 pts.            $88.52         5.3%
  Pacific Northwest               2           $89.92         10.3%             85.3%       3.3 pts.           $105.39         6.0%
  South Atlantic                 46           $70.64         10.0%             78.0%       0.1 pts.            $90.60         9.8%
  West North Central              7           $59.53         10.9%             69.2%      -0.4 pts.            $86.00        11.6%
  West South Central             10           $62.77         21.1%             76.6%       9.1 pts.            $81.96         6.8%

Type
  All Suite                      18           $55.55          8.0%             70.2%      -0.9 pts.            $79.10         9.4%
  Extended Stay                  29           $84.28          7.3%             81.4%      -0.1 pts.           $103.52         7.4%
  Full Service                    5           $56.83          1.2%             69.6%      -1.9 pts.            $81.65         3.9%
  Limited Service                65           $63.41         16.0%             75.4%       5.4 pts.            $84.08         7.7%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.

                                Equity Inns, Inc.
                                Hotel Performance
                 For the Six Months Ended June 30, 2005 and 2004
                               All Comparable (1)


                                                     RevPAR (2)                     Occupancy                         ADR
                                              -----------------------         ----------------------           ---------------------
                               # of                          Variance                      Variance                        Variance
                              Hotels           2005          to 2004           2005        to 2004              2005       to 2004
                              ------          ------        ---------         ------       ---------           ------      ---------

Portfolio                       117           $64.11         11.6%             72.0%       2.6 pts.            $89.02         7.6%

Franchise
  AmeriSuites                    18           $53.15          9.5%             67.7%       1.2 pts.            $78.55         7.5%
  Comfort Inn                     2           $67.07          4.3%             66.9%      -6.9 pts.           $100.33        15.1%
  Courtyard                      11           $77.26          7.7%             81.0%       2.5 pts.            $95.38         4.4%
  Hampton Inn                    49           $56.85         16.3%             69.3%       4.7 pts.            $82.04         8.4%
  Hampton Inn & Suites            1           $92.26         19.4%             81.0%       3.4 pts.           $113.92        14.3%
  Hilton Garden Inn               2           $88.35         16.4%             75.6%       2.0 pts.           $116.94        13.2%
  Holiday Inn                     4           $40.18          4.6%             61.6%       3.1 pts.            $65.26        -0.7%
  Homewood Suites                 9           $85.29          8.0%             78.9%       2.0 pts.           $108.04         5.2%
  Residence Inn                  20           $77.63          8.4%             78.1%      -0.5 pts.            $99.46         9.1%
  SpringHill Suites               1           $56.24          8.2%             70.4%      -0.7 pts.            $79.88         9.3%

Region
  East North Central             14           $54.37         11.9%             63.4%       5.2 pts.            $85.79         2.7%
  East South Central             17           $55.77          9.9%             71.2%       3.1 pts.            $78.32         5.2%
  Middle Atlantic                 6           $67.68          3.0%             68.8%      -2.2 pts.            $98.38         6.2%
  Mountain                       10           $65.68         15.0%             75.4%       4.1 pts.            $87.15         8.7%
  New England                     5           $55.70          8.7%             63.8%       2.4 pts.            $87.27         4.7%
  Pacific Northwest               2           $79.42          8.7%             76.4%       3.1 pts.           $103.91         4.2%
  South Atlantic                 46           $73.03         12.3%             76.8%       1.0 pts.            $95.14        10.8%
  West North Central              7           $55.43         12.8%             66.0%       1.3 pts.            $83.94        10.6%
  West South Central             10           $57.98         15.1%             72.3%       6.4 pts.            $80.17         4.9%

Type
  All Suite                      18           $53.15          9.5%             67.7%       1.2 pts.            $78.55         7.5%
  Extended Stay                  29           $80.58          8.2%             78.4%       0.5 pts.           $102.79         7.6%
  Full Service                    5           $50.19          4.5%             64.0%      -0.5 pts.            $78.46         5.3%
  Limited Service                65           $61.58         14.8%             71.3%       4.2 pts.            $86.34         8.0%



(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.